                                                                   Exhibit 10.18

Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked "[***]", have been separately filed with the Securities and Exchange Commission.

                      MARKETING OUT-OF-THE-BOX INCORPORATED
                                SERVICE AGREEMENT

         This agreement (the "Agreement") is made as of the 16th day of August, 1999, by and between Bluefly, Inc., a New York corporation with offices at 42 West 39th Street, New York, New York 10018 ("Client") and Marketing Out-of-the-Box Incorporated ("MOTB"), an Illinois corporation with offices at 7200 Oak Park Avenue, Niles, Illinois 60714.


                                    RECITALS:

         Client markets and sells clothing, fashion accessories, home furnishings, and related items (collectively, the "Materials") over the Internet to direct response customers from around the world.

         MOTB's services include, but are not limited to, storage and warehousing, order processing, fulfillment, data management, client account maintenance, print, media, advertising specialty items, internet services, and other aspects of marketing support. Because MOTB offers services that are intended to be tailored to its clients, contracts with its clients must be flexible so as to meet changing needs and requirements of said clients. MOTB's services, whether specifically described herein or as required to service Client and as otherwise agreed to in writing are referred to herein as "Services." A list of the Services to be provided by MOTB to Client as of the commencement of this Agreement is set forth on Exhibit A hereto.

         Client desires to engage MOTB to perform Services in accordance with the terms of this Agreement and MOTB desires to provide such Services to Client in accordance with such terms.

         Now, therefore, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

 1. REPRESENTATIONS AND WARRANTIES. MOTB hereby warrants and represents to Client that it has the experience to perform the Services and MOTB hereby covenants and agrees that it shall perform for Client the Services, in accordance with generally accepted professional standards and in accordance with such requirements or restrictions as may be lawfully imposed by any governmental authority. MOTB further represents and warrants to Client that:

                  (a) MOTB is a corporation duly formed and in good standing under the laws of the State of Illinois, which is the only jurisdiction in which it is required to qualify to do business.

                  (b) MOTB owns or has obtained the legal right to use all computer hardware and software and all other equipment, facilities, forms, supplies required for the performance of the Services, and such use does not and shall not infringe the common law or statutory copyright, trademark, licensing or any other right of any person or entity.

                  (c) In providing the Services under this Agreement, MOTB shall conduct its business and maintain all premises, including the Center (hereinafter defined), in compliance with all applicable federal, state, county and municipal laws, rules and regulations in all material respects.

                  (d) All Services to be performed by MOTB hereunder, (hereinafter defined), shall be rendered using sound, professional practices and in a competent and professional manner by knowledgeable, trained and qualified personnel.

                  (e) MOTB shall handle the Materials with due care and caution consistent with the customs and practices of the industry and shall use its reasonable best efforts to prevent loss, damage and theft of the Materials while the Materials are in the custody of MOTB.

                  (f) To MOTB's knowledge, after due inquiry, all computer hardware and software and all other equipment used by MOTB in the performance of its duties and obligations hereunder is Year 2000 compliant such that, to the extent that any such software records, stores, processes, calculates or presents date or time sensitive data, no functionality is lost or otherwise adversely affected upon the introduction of records containing dates falling on or after January 1, 2000.

                  (g) This Agreement has been duly authorized, executed and delivered by MOTB and constitutes the legal, valid binding obligation of MOTB, enforceable in accordance with its terms.

                  (h) MOTB has the necessary experience and resources to perform all of their duties and obligations hereunder and MOTB's execution, delivery and performance of this Agreement do not and shall not contravene any contractual obligation binding or affecting any of its property, certificate of incorporation, bylaws, or any existing statute, rule, order, or judgement applicable to it.

 2.   DESCRIPTION OF SERVICES:

         2.1. General. MOTB agrees that in providing Services under this Agreement, MOTB shall:

                           (i) inspect and count, all items contained in all
deliveries of the Materials, report all claims for damage to the delivering carrier, prepare and deliver to Client receiving reports for all deliveries of Materials, report all claims for nonconforming or otherwise unacceptable deliveries to Client;

                           (ii) provide safe, effective, and efficient packaging
for the Materials;

                           (iii) print UPC or style tickets or stickers and
apply them to individual items of Merchandise as per Client's instructions;

                           (iv) maintain clean, dry, sanitary, ventilated and
orderly storage conditions at the Center and any Alternative Space (as hereinafter defined);

                           (v) promptly deposit all monies received by MOTB on
behalf of Client in consideration for Materials, in an account to be designated in writing by Client, and provide Client a reconciliation, setting forth in reasonable detail the deposits made by MOTB to such account;

                           (vi) implement such software and/or hardware changes
or modifications regarding MOTB's computer management information systems (the "System") as shall be required in order for the System to receive data file imports containing Client's customer's orders in a secure manner directly from Client's data server as often as required by Client;

                           (vii) implement such software and/or hardware changes
or modifications regarding the System as shall be required in order for the System (a) to process such information relating to returned Merchandise and new Merchandise received as Client and MOTB shall agree and (b) to transmit in a secure manner such information as is reasonably required by Client to Client's data server as often as reasonably required by Client; and

         2.2. Warehousing and Shipping. MOTB shall allocate sufficient warehouse space at its principal pick, pack and ship facility (the "Center"), which shall be located in, the Chicago metropolitan area or such other location ("Alternative Space") as may agreed upon in writing by the parties to store such Merchandise as may be delivered to MOTB from time to time,. The equipment and services to be provided by MOTB hereunder shall include but not be limited to the following:

                           (i) all packaging materials (per Pricing Attachment
(as hereinafter defined)) and the facilities necessary for picking, packing and shipping the Merchandise in a timely fashion;

                           (ii) all inventory, accounting and records systems
necessary for maintaining records regarding the Materials, including records regarding the time and manner of shipping, returns, and levels of inventory losses due to breakage, defects or spoilage;

                           (iii) any and all other equipment and services agreed
to in writing by Client and MOTB.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked "[***]", have been separately filed with the Securities and Exchange Commission.


         2.3. Computer System and Retention of Records. MOTB, at its own expense, shall supply all magnetic tapes, computer disks, and all other machine and production supplies necessary to perform the Services. MOTB shall retain in a readily accessible and, where possible, machine readable or hardcopy form all processing records relating to the Services for a period of seven (7) years from the date the record is created. Upon Client's request, MOTB shall transfer any and all such records to Client or such person or entity as Client shall direct in writing. All data relating to Client shall be backed-up on a nightly basis and stored off-site in a secure fire proof facility.

         2.4. Insurance. Notwithstanding the foregoing, MOTB shall secure and maintain in full force and effect for the duration of this Agreement a general liability insurance policy from a national, reputable and licensed insurance company protecting MOTB and Client against any loss, liability or expense whatsoever from property damage, personal injury, death or otherwise occurring in connection with any of the services rendered by MOTB hereunder,. Such insurance policy shall be primary and non-contributory with any insurance carried by Client or MOTB, provide for a thirty (30) day prior written notice to Client in the event of cancellation, and provide coverage in an amount at least equal to [***]. Client shall be named as an additional insured on such policy and MOTB shall be responsible for all costs incurred in connection with obtaining and maintaining such policy. MOTB shall provide Client with reasonable evidence from the insurance carrier of the terms and conditions of the policy and payment of the premiums within thirty (30) days of the date of this Agreement and shall provide such other evidence of the existence of such policy and payment of premiums as Client may reasonably request from time to time.

 3.   PERFORMANCE STANDARDS

         3.1. Pick, Pack and Ship. MOTB acknowledges that the success of Client's business may depend on MOTB's ability to accurately and efficiently pick, pack, and ship the Materials to Client's customers in a timely manner, that the failure to do so could have a material adverse effect on Client's business, and that therefore time and accuracy are of the essence. MOTB agrees that it shall pick, pack and ship all orders within [***] hours of their receipt by MOTB (provided inventory is on hand at MOTB's facility); provided, however, that with respect to any order received by MOTB after 2:00 p.m. (e.s.t) on any Friday, or scheduled holiday (list attached to this contract) MOTB cannot guaranty that such order will be picked, packed and shipped until the immediately following business day (provided inventory is on hand at MOTB's facility). MOTB agrees that any order that is not picked, packed and shipped within the time frame described above will be automatically upgraded to overnight delivery, and that MOTB will be solely responsible for all shipping costs in connection with such order. MOTB agrees that it shall use its reasonable best efforts to fill all orders as accurately as possible and that in any event it shall correctly fill at least [***] of all orders it receives in any one (1) month.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked "[***]", have been separately filed with the Securities and Exchange Commission.

         3.2. Shrinkage Guaranty. MOTB agrees that it shall be responsible for maintaining and securing all Materials its receives and that any and all loss due to shrinkage or damage shall be immediately credited to Client's account based on the actual cost of such damaged, lost or stolen Material plus freight and refurbishment costs (unless Materials are received damaged from Client or Client's supplier). MOTB shall promptly notify Client in writing of any Materials that are received damaged from Client or Client's supplier. MOTB shall include in its monthly invoices reports of any and all shrinkage or damage.

         3.3. Return Processing. MOTB acknowledges that the success of Client's business may depend on MOTB' ability to process quickly and in a professional manner the return of all Materials by customers of Client. MOTB agrees that it shall inspect all returned Materials within [***] hours of their receipt by MOTB. All returned Materials that MOTB reasonably determines do not need to be refurbished shall be returned to stock within [***] hours of their receipt by MOTB and such information shall be communicated to Client in the (at least) daily upload of data to Client's data server. MOTB represents and warrants that it is capable of applying UPC tickets or labels, refolding and re-bagging all returned Materials in-house and that it will not require the assistance of a third-party for such tasks. MOTB will work with the client to develop a steaming capability (at Client's expense) for use in returns processing. All returned Materials that MOTB reasonably determines require refurbishment shall be stored by MOTB to be sold or disposed of at Client's direction.

 4. PRICING. For the performance of the services identified on Exhibit A hereto, Client shall pay to MOTB the amounts set forth on the schedule attached hereto as Exhibit B (the "Pricing Attachment"). MOTB shall have the right to increase rates quoted on the pricing attachment only on the commencement date of each renewal term so long as it shall have provided Client with at least one hundred and ten (110) days' prior written notice of such increase. If Client shall request the expansion or addition of any service during a term, such expansion or addition shall be provided to the extent that MOTB and Client can agree on a reasonable adjustment to the rates quoted on the Pricing Attachment. Without limiting the foregoing, Client and/or its authorized representatives shall have the right upon ten (10) days' prior written notice to conduct a reasonable inspection of the books and records of MOTB solely for the purpose of verifying the accuracy of the billing information provided to Client. Such inspection shall not be conducted more than once in any six (6) month period and shall be conducted on MOTB's premises during normal business hours in such a manner as to minimize disruption to MOTB's business. The cost and expense of such inspection shall be borne by Client unless the inspection reveals an aggregate overcharge in excess of five percent (5%) of the average monthly charges billed Client during the immediately preceding six (6) months in which event MOTB shall pay all reasonable costs incurred in connection with such inspection and credit Client's account for the total of such undisputed overcharge. MOTB agrees that it shall maintain books and records regarding Client's billing information, together with all backup material, for so long as this Agreement shall remain in effect and for a period of one hundred and eighty (180) days thereafter or until any billing dispute is finally resolved, whichever is longer.

 5. LENGTH OF AGREEMENT; TERMINATION. The initial term of this contract shall be for a term commencing on the date hereof and ending on March 31, 2001, and may be extended by the written agreement of both parties. Unless either party gives written notice to the other of its intent to terminate this Agreement or modify its terms at least ninety (90) days prior to the end of the then-current term, this Agreement shall be automatically renewed for successive one (1) year terms. Notwithstanding anything else to the contrary contained herein:

         (a) Client shall have the right to terminate this Agreement without further liability upon any merger or sale of all or substantially all of the assets of MOTB, any transaction or series of transaction resulting in the transfer of over fifty percent (50%) of the voting or equity interests in MOTB or any similar transaction or series of transactions pursuant to which control of the operations of MOTB is transferred to a party or parties other than its current majority shareholders.

         (b) Client shall have the right to terminate this Agreement without further liability upon ten (10) business days' prior written notice to MOTB in the event that MOTB has consistently failed to perform its obligations in accordance with the standards set forth hereunder; provided, however, that, in the case of the first such notice sent to MOTB under the terms of this subsection (b), at MOTB's option, the parties shall meet during such period in order to discuss MOTB's failure to perform and, thereafter, MOTB shall be provided with a thirty (30) day period within which to demonstrate that it will be able to consistently perform up to the standards set forth hereunder. Client's right to terminate this Agreement pursuant to this subsection (c) shall be in addition to, and not in substitution of, any rights provided to Client pursuant to subsection (d) hereof.

         (c) Either party may terminate this Agreement without further liability in the event that the other party has materially breached its obligations hereunder upon ten (10) business days' prior written notice to the other, which notice shall describe the alleged material breach; provided, however, that, to the extent such breach is curable, the breaching party may notify the other party within three (3) business days that it intends to cure such breach, in which event it shall have ten (10) business days, or such other time period as the parties may agree to in writing, to cure such breach, following the receipt of such notice.

         (d) In the event Client fails to pay any undisputed amount for which it has been properly invoiced within forty-five (45) days of having received such invoice, MOTB may terminate this Agreement without further liability upon thirty
(30) days' prior written notice to Client.

 6. PROCEDURE UPON TERMINATION. In the event of termination by Client, Client shall make all payments for services provided up to the date of cancellation. Upon termination of this Agreement, MOTB agrees that it shall promptly deliver to Client, or any other person designated by Client in writing, all records, files, data, customer information and other property in its possession or under its control relating to Client. MOTB acknowledges that the success of Client's business may depend on MOTB's ability to pack and ship the Materials in a timely manner upon termination of this Agreement, that the failure to do so could have a material adverse effect on Client's business, and that therefore time will be of the essence. In the event of a termination of this Agreement, MOTB agrees to use its reasonable best efforts to pack and ship (at Client's expense) all Materials to Client, or such other person as Client shall direct in writing, as quickly as practicable. All fees imposed by MOTB in connection with its duties and obligations under this shall be based solely on the standard per hour charge and bulk shipping rates set forth on the Pricing Attachment, including the cost of shipping materials.

 7. OWNERSHIP OF MATERIALS. MOTB acknowledges that, as between it and Client, all of the Materials are owned by Client, and MOTB agrees that all Materials shall be stored and identified in such a way that Client's ownership of the Materials is readily apparent to third-parties.

 8. PERFORMANCE REVIEWS. Each month during the first six (6) months of the initial term and at the end of each quarter thereafter during the initial term and any renewal term of this Agreement, the parties shall meet and comprehensively review the services and operations being performed and shall identify and jointly seek to implement any productivity and methods improvements that can reasonably be expected to reduce costs to the Client and otherwise improve the level of the services performed by MOTB hereunder.

 9. RELATIONSHIP OF PARTIES. MOTB is and shall remain an independent contractor. The acts, actions, past, present or future of MOTB and/or Client shall not be construed as creating the relationship of a partnership or joint venture,. Neither party shall hold itself out to third parties in any manner contrary to this section.

 10. PRIOR AGREEMENTS. This Agreement sets forth the entire agreement between the parties hereto and supersedes any and all prior agreements, written or oral, between MOTB and Client.

 11. COUNTERPARTS. This Agreement may be separately executed in several counterparts, all of which together shall constitute one Agreement; notwithstanding that all signatories have not signed the same counterpart.

 12. AMENDMENTS. This Agreement shall not be changed or modified in any respect except by a written agreement signed by each of the parties hereto.

 13. WAIVERS. Any waiver by either party of any breach of any kind or character whatsoever by the other, whether such waiver is direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of this Agreement on the part of the other.

 14. STANDARD TERMS AND CONDITIONS. The Standard Terms and conditions here attached are incorporated by reference and hereby made part of this Agreement.

 15. AUTHORIZED SIGNATORIES. This Agreement shall not be binding by either party unless and until approved, signed and executed by authorized signatories of both MOTB and Client.

         IN WITNESS WHEREOF, the parties have executed this contract as of the date shown above. BLUEFLY, INC.

                                             By:  /s/ Patrick C. Barry
                                                  ----------------------------
                                             Name:  Patrick C. Barry
                                             Title:  Chief Financial Officer


                                             MARKETING-OUT-OF-THE-BOX
                                               INCORPORATED

                                             By:  /s/ Allison Haftl
                                                  ----------------------------
                                             Name:  Allison Haftl
                                             Title:  Vice President

                          STANDARD TERMS AND CONDITIONS

These Standard Terms and Conditions are made part of the "Contract," referring to the certain Service Agreement made as of August 16, 1999 by and between Bluefly, Inc. ("Client") and Marketing Out-of-the-Box Incorporated ("MOTB"). In the event of conflict between any Standard Term and Condition, and language contained elsewhere in the Contract, the latter shall govern.

1. BILLING: For the performance of the Services (as defined in the Contract) MOTB shall invoice Client for the fees set forth in the Pricing Attachment to the Contract on a monthly basis. Each invoice shall be due in accordance with the terms of Net 30 from the date of receipt of invoice, opened within three (3) business days and date stamped.

2. LATE PAYMENT: Client's failure to pay any charge due under this contract within forty-five (45) days of its receipt of this invoice will result in interest charges of one percent (1%) monthly on the unpaid balance, or the highest interest rate allowed by law, whichever is lower.

3. ASSIGNMENT: MOTB may delegate any duties under this contract to another vendor or subcontractor with the written consent of the Client. Notwithstanding the foregoing and subject to Section 5 of the Contract, MOTB shall have the right to assign this agreement to any party which (by sale of assets, merger or otherwise) acquires all or substantially all of MOTB's assets. Any such subcontract shall require that subcontractors are subject to all terms and conditions set forth in this contract and agreement and MOTB shall be fully responsible for the works as if it had itself performed it. Client may sell, assign, license, franchise, sublicense or otherwise convey its rights, duties and obligations under this contract to another entity which (by sale of assets, merger or otherwise) acquires all or substantially all of Client's business with notice to MOTB, and may sell, assign, license, franchise, sublicense or otherwise convey its rights, duties and obligations under this contract to any other entity as long as Client remains bound by the terms and conditions hereof.

4. FORCE MAJEURE: Neither party shall be liable to the other for a failure or delay in the performance of its obligations under the Contract if such failure or delay is caused in whole or in part by any act of God, act of governmental authority, act of public enemy, war, riot, flood, civil commotion, insurrection, severe weather conditions, or any other cause beyond the reasonable control of the party delayed (a "Force Majeure Event"); provided that the party delayed will provide the other party notice of any such delay or interruption as soon as reasonably practicable, and will use commercially reasonable efforts to minimize any delays or interruptions resulting from the Force Majeure Event.

5. INDEMNIFICATION: Each party shall indemnify, defend and hold harmless the other party, its officers, agents and employees from and against any and all losses, liabilities, claims, suits, judgments, damages, costs and expenses, including reasonable attorneys' fees and costs associated therewith which may accrue against, be charged to, incurred by or recoverable from, its officers, agents and employees as a result of performance, non-performance, or improper performance under the Contract or which arise out of or are relate to the goods or services of either party under the Contract. To assert its rights of indemnification under this
         Section 5, an indemnitee shall promptly notify the indemnifying party in writing of any claim or legal proceeding which gives rise to such right, afford the indemnifying party the opportunity to participate in, or fully control, any proceeding and compromise, settlement, resolution or other disposition of the claim or proceeding so long as the settlement involves the payment of money damages only and the indemnitee is provided with a general release from the claimant and indemnifying party. Each party agrees to cooperate fully with the other in any proceeding for which an indemnification claim is made.

6.       NON-DISCLOSURE:

         A. During the term of the Contract, each party may have access to certain confidential information and materials of the other, including but not limited to plans, specification, design, client lists, customer lists, vendor lists, and other trade secrets or proprietary confidential information, (collectively "Confidential Information"). Each party agrees to maintain procedures, equipment and facilities sufficient to preserve the confidentiality of said information of the other and to use such information during the term of this contract only for the purposes set forth in and as permitted by this contract, and to make no use of the Confidential Information following the termination of this contract.

         B.       Confidential Information shall not include information that
                  (i) is contained in an issued patent or becomes published or others becomes generally available to the public without breach of this contract; (ii) was already known to either party prior to disclosure by the other party; (iii) becomes available to either party on a non-confidential basis from a source other than a party to this contract, provided such source is not bound by a confidentiality agreement with either party; (iv) is independently developed by either party without reliance on any confidential information supplied under this contract; or (v) if in tangible form is not marked confidential by the disclosing party.

         C. All information concerning Client's customer list, vendor lists, sales activity, costing model, past, present and future business, fulfillment business activities and business and promotion plans and methods, together with all names, addresses and other customer information relating to Client or Client's customers are the unique and valuable property of Client. Unless compelled by law or directed by Client in writing, MOTB shall not use such information for any purpose other the performance of its duties and obligation under the Agreement. MOTB shall take all reasonable and customary precautions to ensure that such information, including Client's customers' credit card information, is protected from unauthorized disclosure to any party not required to have access to such information. MOTB acknowledges that Client is a publicly traded company and that the unauthorized disclosure of Client's Confidential Information could have a material adverse affect. MOTB shall take all appropriate precautions necessary to prevent its officers, directors, employees and agents from directly or indirectly trading on any of Client's non-public information. The terms contained in this Section 6 shall survive the termination of the Agreement or this Contract.

7. EXCLUSIVITY: MOTB agrees that during the term of the Contract and for a period of nine (9) months thereafter it shall not, nor shall any of its affiliates, officers, directors, employees, or agents render any fulfillment service to, or own any interest in, any Competitive Business without the prior written consent of Client. For purposes of this Agreement, a "Competitive Business" shall mean any person, corporation, partnership or other entity which sells or plans to sell via the Internet at a discount of the manufacturer's or designer's suggested retail price apparel, fashion accessories or home furnishings. Notwithstanding the foregoing, a "Competitive Business" shall not include a company which sells only the product which it designs. MOTB agrees that in the event of a breach or threatened breach of this paragraph, Client shall have no adequate remedy in money damages and, accordingly, shall be entitled to appropriate injunctive relief against such breach or threatened breach. Notwithstanding the foregoing, the ownership of less than five percent (5%) of any publicly traded company engaged in a Competitive Business shall not constitute a violation of this Section 7. Except as specifically provided in this
         Section 7, MOTB shall not be restricted hereunder from furnishing any type of service to any person or entity. In the event that the Contract is properly terminated by MOTB pursuant to Section 5(c) thereof, MOTB shall no longer have any ongoing obligations under this Section 7.

 8. GOVERNING LAW: The Contract and any dispute arising thereunder shall be governed by the internal laws of the State of New York, without regard to conflicts of law principles.

 9. COMPLETE AGREEMENT: The Contract contains the complete, final and exclusive agreement between the parties with respect to the subject matter thereof, and may not be modified, or amended, other than by written instrument executed by both parties.

10. MOTB PERSONNEL: Client will have an assigned Account Manager, Project Manager and Associate Project Manager. Any changes to the assigned MOTB team will be communicated immediately to the Client contact.


11. FORECASTING: Under the terms of the Contract, MOTB shall procure Raw Materials (i.e., packaging materials, labels, print paper, etc.) and labor resources that are to be used in the completion of the Client operations, from suppliers who appear on MOTB's Approved Vendor List. MOTB will procure these goods and resources based on forecast information provided by Client. It is understood that Client will make all necessary and reasonable effort to accurately forecast work to MOTB, realizing that the accuracy of the forecasting has a material and practical effect on MOTB and Client's business objectives. On a monthly basis, MOTB will review procurements made on behalf of Client and from forecasts provided by Client. Excess, obsolete, inactive or otherwise unnecessary resources that had been procured, will be reconciled to MOTB by Client at that time, in full.

12. ARTWORK: All artwork camera-ready boards, dies, film, disk, or data via electronic files that are provided by the Client to MOTB shall remain the property of the Client. The Client shall be responsible for the accuracy of the data supplied to MOTB, regardless of the method of transfer (electronic or physical copy). MOTB will invoice the Client for any artwork generated at Clients request. Additional charges will apply for indirect costs associated with generating the artwork (such as transportation charges and programming charges) as a pass through cost.

13. INVENTORY REPORTING: Upon request, MOTB will provide the Client with copies of priced inventory reports that will show Client's Raw Material commitment and financial liability. The report will also show allocation of such Raw Material items as it pertains to Client's orders.

14. PACKAGING / ASSEMBLY SPECIFICATIONS: Client, with MOTB's assistance, will be responsible for developing and submitting complete specifications for the materials used in the delivery of goods to the Client's customers. Boxes, labels, tape, placement of identifying marks or logos, articles to be includes included in the box other than customer ordered items, etc. and the specifications for uses thereof, will be the responsibility of Client. Specifications are to be provided in writing to MOTB. It is further acknowledged that changes to these specifications can require variable times to implement, depending upon their complexity, and that these changes to specification can have an effect on the delivery of services from MOTB to Client.

15. RECEIVING: Client covenants and agrees not to ship goods to MOTB as the named consignee. Client shall indemnify MOTB against any and all claims for unpaid transportation charges, including undercharges, demurrage, detention charges or against. MOTB therefore disclaims all liability for non-receipt or misdescription of the Products. MOTB will handle Client's Materials with frugality so as to prevent undue spoilage, but MOTB does not accept responsibility for shortages, concealed damages, mislabeled product, or spoilage. MOTB is only responsible for any damage it does to Client's Materials due to gross negligence or willful misconduct.

16. DELIVERY SCHEDULES: MOTB will process orders on a "first in, first out" basis unless otherwise specified by Client. MOTB is not responsible for fire, accidents, act of God, mechanical breakdown or other cause beyond its immediate and direct control. Materials that are delivered late to MOTB may affect the completion date of an order by a greater degree than the actual elapsed time that the Material is late.

17. DELIVERY SCHEDULE CHANGES: Client may reschedule delivery of the Materials upon reasonable prior notice to MOTB with MOTB's consent, MOTB will use all reasonable efforts to accommodate these changes.

18. FINANCIAL AUDITS: MOTB acknowledges that Client's auditors shall from time to time conduct audits of Client's business and MOTB agrees to provide Client's auditors with reasonable assistance and access to its facilities and personnel during normal business hours.

19. NOTICE: All notices shall be in writing and deemed given if delivered personally, by a reputable guaranteed overnight delivery service, by facsimile or mailed by first class mail, postage prepaid, to the parties at the address for such party set forth in this Agreement.

20. SALES AND USE TAXES: Client acknowledges that title to the Materials never passes to MOTB and liability and responsibility to remit all sales and use taxes relating to the Materials to the appropriate taxing authorities remains with Client. Client shall indemnify and defend MOTB, its officers, directors, shareholders, employees and agents from and against any and all claims, suits or liabilities and expenses (including costs and attorneys' fees) for the Client's failure to remit to the appropriate authorities any such sales or use taxes relating to the Materials as may be claimed as due and owing by reason of the Client's sale of the Materials to its customers.

21. OBLIGATIONS AT TERMINATION OF AGREEMENT: Upon termination of the Contract, MOTB the following provisions of the Contract and these Standard Terms and Conditions shall survive indefinitely: Sections 1, 2.3, 4, 6, 7 and 9 through 15 of the Contract and 1, 2, 5, 6, 7, 8, 9 and 20 of these Standard Terms and Conditions.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked "[***]", have been separately filed with the Securities and Exchange Commission.


BLUEFLY.COM
eCOMMERCE FULFILLMENT CONTRACT
EXHIBIT A SERVICES

MOTB eCommerce Fulfillment Services include receipt of Bluefly products, warehousing, detailed management of inventory, order retrieval and confirmation, supply of packaging materials, and pick/pack/ship operations.

Account Set-Up
--------------

MOTB will receive approximately [***] units of product being shipped from Bluefly.com's prior fulfillment center managed by On-Demand Solutions in Wilmington, Massachusetts. MOTB will use its best efforts to ensure that all such product is processed and available for delivery to customers within one (1) week of receipt.

Receiving
---------
MOTB will receive from Bluefly.com and/or its suppliers merchandise consisting of apparel, fashion accessories, and home furnishings and accessories on a daily basis. Upon receipt, unit counts will be verified, with receiving reports transmitted to Bluefly.com.

MOTB will provide quality assurance (QA) inspection through its Bluefly-dedicated staff.

Storage Specifications
----------------------
All incoming products and merchandise is to be shipped to MOTB in sealed cartons and, where appropriate, on standard 40 x 48, 4-way entry pallets for rack storage.

MOTB will provide secured storage of client materials and make infrastructure improvements to optimize storage and flow of Bluefly merchandise, including shelving and hanging racks.

Insurance
---------
MOTB will schedule Bluefly.com inventory on its blanket policy as "property of others" at replacement values provided by Bluefly.com.

Inventory Control
-----------------
MOTB will monitor all incoming product within our inventory system. Product and merchandise SKUs will be depleted per outbound orders and replenished with incoming receipts. MOTB will provide Bluefly.com with updated inventory reports on a regular and frequent basis, as determined by Bluefly.com.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked "[***]", have been separately filed with the Securities and Exchange Commission.

(MOTB is developing with Oracle an online inventory reporting site. When this is up-and-running within a few months, clients will be able to view inventory via secured password to a dedicated MOTB website.)

Inventory will be subject to regularly scheduled cycle counts and annual or bi-annual physicals to coincide with Bluefly's accounting requirements.

Promotional Insertions
----------------------
MOTB charges clients a Pick Fee based on the number of items pulled off the shelves/racks for each order. Fees are scaled by volume of picks. For promotional insertions (such as coupons and/or premiums) which are common to all orders packed, there is a nominal insertion charge.

Order Transmission
------------------
Bluefly can transmit orders from the system that is currently utilized between Bluefly and OnDemand. Alternatively, Bluefly.com can initially transmit orders to MOTB via email in a tab delimited format (to be provided by MOTB), for order processing. MOTB will generate mailing labels and packing list. Orders will be shipped within 24 hours via carrier specified by Bluefly.com. Order for which the customer has requested overnight deliver will be shipped the same day that they are received, if received prior to 4:00 p.m., Central Time.

It is recommended that orders be batched. Some clients transmit orders as frequently as 4-times daily. In order to accommodate requests for next day delivery, the first transmission should be at the beginning of the day to pick-up online orders received overnight.

Once the Oracle tech interface is implemented, a socket connection could be made between Bluefly's website and MOTB, whereby when the customer submits the shopping cart order, orders are simultaneously directed to MOTB, if such a transmission method is preferred by Bluefly.com.

Shipping Method
---------------
To be determined by Bluefly.com. Recommended carriers are Fedex and UPS due to their advanced online package tracking capabilities; eventually USPS will also be viable. Typically, MOTB establishes a dedicated online account for each client so that carriers may bill Bluefly.com directly with pick-up at MOTB. At Bluefly.com's election, MOTB may prepay freight, with a [***]% surcharge added to actual carrier freight invoices. For USPS shipments, Bluefly may deposit postage funds with MOTB to avoid the surcharge.

Shipping Cartons and Packing Materials
--------------------------------------
MOTB will provide shipping cartons of varied sizes to handle different order configurations. Currently stock kraft cartons are utilized, however at Bluefly.com's election, these can be custom manufactured and imprinted with Bluefly.com's graphics.

Bluefly.com has specified that its merchandise will be packed with a tissue liner, that is sealed with custom-imprinted Bluefly graphics.

As warranted by ordered merchandise, filler material will be utilized.

Confirmation Report
-------------------
MOTB will provide order confirmation reports showing order status and shipment tracking numbers for Bluefly.com

Again, once the Oracle tech interface is implemented, this confirmation report will be online and available real-time.

Packing List/Order Receipt
--------------------------
MOTB will generate a customized Packing List/Order Receipt which is inserted into the shipping carton. A custom printed document will be utilized and will be imprinted with order data in fields predetermined fields. The order form also features RMA shipping labels for returned merchandise. As this document is generated directly off the Order Transmission form, it could also be customized to include a message driven by the customer's ordering preference highlighting complementary items for sale.

Gift Cards & Giftwrapping
-------------------------
At Bluefly.com's election, MOTB will generate printed gift cards on client-selected stock per copy submitted by customer. Hand-written cards would also be available.

At Bluefly.com's election, MOTB provides giftwrapping services. Bluefly will select stock giftwrap patterns for MOTB to utilize, or giftwrap may be custom imprinted. Coordinated ribbons and bows will be utilized.

Order Returns
-------------
Bluefly.com will provide customers with a Return Authorization Form. Returns will be processed by MOTB in accordance with Section 3.3 of the Agreement.

Procurement Management
----------------------
Upon Bluefly.com's election, MOTB provides Procurement Management Services on an hourly-fee basis to communicate and coordinate product and merchandise releases from client warehouses or vendors in order to maintain adequate stock levels. This service, outsourced by clients to MOTB, frees the client from having to assign personnel for this purpose.

Procurement Management Services may also be expanded to include product and merchandise sourcing and purchasing by experienced MOTB buyers either on behalf of client, or for resale. For Bluefly.com, this might means the procurement of premiums or promotional products and

Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked "[***]", have been separately filed with the Securities and Exchange Commission.

merchandise that would be offered for sale online at the Bluefly.com site. Any procurement management services to be provided by MOTB on an hourly fee basis will be agreed to in writing by Bluefly.com and MOTB prior to MOTB commencing the provision of such services.

Purchases made on behalf of Bluefly by MOTB-such as shipping cartons, tissue, order packing lists/invoices, giftcard stock, giftwrap, ribbons and bows-will be invoiced to Bluefly on a cost-plus basis. Bluefly will pay MOTB 115% of the cost of any of these types of purchases.

Storage
-------
MOTB will charge Bluefly $[***] per square foot per month for warehouse space. Furthermore, MOTB offers freight consolidation services for remainder liquidation whereas bulk merchandise is consolidated and forwarded to specified client-specified locations.

Other Services
--------------
MOTB can provide a variety of customized assembly and packing services, including giftwrapping, as requested by Bluefly.com. From complex technology assemblies to simple shrinkwrapped collations, MOTB offers Bluefly.com a variety of production/finishing capabilities to flexibly respond to Bluefly.com new product and/or new configuration offerings online.

Bluefly-Dedicated Services/Personnel
------------------------------------
MOTB will employ a dedicated staff to manage receipts, inventory database, quality assurance, and returns. At present the number of employees specified is four. Bluefly will contract dedicated staff with MOTB, paying employee salary and benefits on a cost-plus basis. This dedicated staff will be integrated within MOTB operations and provide leadership and training to MOTB employees, either contracted or on payroll, for the aforementioned functional responsibilities.

At the client's election, a Bluefly Project Coordinator will be in residence at MOTB to coordinate operations with Bluefly headquarters. MOTB will provide office space and resources for use by this Bluefly employee.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked "[***]", have been separately filed with the Securities and Exchange Commission.


BLUEFLY.COM
eCOMMERCE FULFILLMENT CONTRACT
EXHIBIT B FEES

MOTB charges a Monthly Maintenance Fee which includes the following:
(a) storage of Bluefly.com's merchandise; (b) inventory management, including preparation and reporting of inventory; (c) processing of dataflow for incoming receipts and outbound shipments; (d) account service communication and coordination with client; (e) freight arrangements with carriers; and (f) blanket insurance of client materials.

The Monthly Maintenance Fee has been discounted due to the dedicated staff that will be contracted with Bluefly. This fee will be waived once volume exceeds [***] orders per month.

Description                                          Fee
-----------                                          ---

Account Related Fees
--------------------
Inventory Track Set-Up...                            [***]
                                                      ----
Receiving...                                         [***]
                                                      ----
Monthly Maintenance...                               [***]
                                                      ----
Quality Assurance                                    [***]
                                                      ----

Transactional Fees
------------------
Order Processing Charge...                           [***]
                                                      ----
Pick Fee...                                          [***]
                                                      ----
Promotional Insertion Fee...                         [***]
                                                      ----
Packing List/Receipt                                 [***]
                                                      ----
Optional Gift Card...                                [***]
                                                      ----
                                                     [***]
                                                      ----
Optional Giftwrapping...                             [***]
                                                      ----

Other Fees
----------
Returns (RMA)...                                     [***]
                                                      ----
Shipping Carton/Materials...                         [***]
                                                      ----
Freight...                                           [***]
                                                      ----
Customs Documentation:                               [***]
                                                      ----
Storage:                                             [***]
                                                      ----
Procurement Management Services...                   [***]
                                                      ----
Dedicated Staff                                      [***]
                                                      ----
Other Services...                                    [***]
                                                      ----

Terms
All invoices are due net 30 days with the exception of freight invoices which are net 15 days. Inventory Track Set-Up Fee is invoiced upon contract execution. Monthly Maintenance Fees are invoiced on the first of each month. Order Transaction Fees are batched and invoiced weekly.